     THE TRAVELERS INSURANCE COMPANY - ONE TOWER SQUARE - HARTFORD, CT 06183

                                 A STOCK COMPANY

            CORPORATE FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

We will pay the Death Benefit to the Beneficiary upon receipt at Our Office of Due Proof of the Insured's Death while this policy is in force. Refer to the "Death Benefit" provision on Page 5 and to the "Policy Values" section on Page 6 for information on determining the amount payable at death.

READ YOUR POLICY CAREFULLY

This is a legal contract between you and us.

RIGHT TO CANCEL

We want you to be satisfied with the policy you have purchased. We urge you to examine it closely. If, for any reason, you are not satisfied, you may return the policy to us or to the agent from whom it was purchased to be cancelled within the latest of:

      1.  10 days after the policy was delivered to you; or

      2. 10 days after we have mailed or delivered the Notice of the Right to Cancel to you; or

      3.  45 days after the date the application for this policy was signed.

Within 7 days after our receipt of your request In Writing for a refund, we will refund to you the Contract Value of the policy on the date we receive the returned policy; plus any charges and expenses which may have been deducted; less any Loan Account value. After the policy is returned, it will be considered as if it were never in effect.

                         Signed at Hartford, Connecticut

                               /s/ M.A. CARPENTER

                                    President

            CORPORATE FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
                      INSURANCE PAYABLE AT INSURED'S DEATH
                                NON-PARTICIPATING

THE AMOUNT AND DURATION OF THE DEATH BENEFIT AND OTHER VALUES PROVIDED BY THIS POLICY ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT(S). ALL SEPARATE ACCOUNT VALUES ARE VARIABLE, MAY INCREASE OR DECREASE, AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

L-15310

                                TABLE OF CONTENTS

          Right to Cancel                                                      Policy Jacket

          Policy Summary                                                       Page 3

          Definitions                                                          Page 4

          Benefits--Basic Policy                                               Page 5

          Policy Values                                                        Page 6

          Premium and Valuation Provisions                                     Page 8

          Fixed Account Provisions                                             Page 8

          Separate Account Option Valuation                                    Page 9

          Transfers Between Investment Options                                 Page 9

          Continuation of Insurance, Grace Period and Reinstatement            Page 10

          Exchange Option                                                      Page 10

          Ownership Rights                                                     Page 11

          General Provisions                                                   Page 11

          Settlement Options

          A copy of the application and any riders follows the Settlement
          Options.


L-15310

                                 POLICY SUMMARY

POLICY NUMBER:                      STATED AMOUNT:          $ 100,000
INSURED :   JOHN DOE                POLICY DATE:            MAY 01, 1999
AGE:        35                      ISSUE DATE:             MAY 01, 1999
                                    MATURITY DATE:          MAY 01, 2064
                                    MONTHLY DEDUCTION DAY:  1ST DAY OF MONTH

----------------------------------------------------------------------------------------------
                                    BENEFIT DESCRIPTION

----------------------------------------------------------------------------------------------
INITIAL STATED AMOUNT:              $ 100,000

INITIAL TARGET STATED AMOUNT:       $ 100,000

INITIAL PREMIUM:                    $ 469

PLANNED PREMIUM:                    $ 469

PLANNED PREMIUMS PAYABLE:           ANNUALLY

TARGET PREMIUM:                     [$ 4118]

INSURANCE OPTION:                   [1] (LEVEL)

MINIMUM STATED AMOUNT               [$ 50,000]

MINIMUM ANNUAL EFFECTIVE RATE:      3%

MAXIMUM CHANGE AGE                  [80]

MINIMUM INCREASE AMOUNT:            [$ 5,000]

MINIMUM LOAN AMOUNT:                WE RESERVE THE RIGHT TO LIMIT THE MINIMUM LOAN AMOUNT TO $500

MAXIMUM LOAN AMOUNT:                100% OF (CONTRACT VALUE MINUS SURRENDER PENALTIES INCLUDING
                                    INDEBTEDNESS) AS OF THE DATE WE RECEIVE YOUR LOAN REQUEST.
INTEREST RATE
 CHARGED TO LOAN ACCOUNTS:          5% CHARGED IN ARREARS

ANNUAL INTEREST RATE
 CREDITED TO LOAN ACCOUNTS:         4%

DEATH BENEFIT INTEREST FACTOR:      1.00327374

FULL SURRENDER CHARGE:              [NONE]

MINIMUM PARTIAL SURRENDER
AMOUNT:                             WE RESERVE THE RIGHT TO LIMIT THE MINIMUM PARTIAL SURRENDER
                                    AMOUNT TO $500

SALES EXPENSE CHARGE:               GUARANTEED NOT TO EXCEED [9%] UP TO TARGET PREMIUM ALL YEARS.
                                    [5%] ABOVE TARGET PREMIUM ALL YEARS.

MONTHLY ADMINISTRATIVE
 EXPENSE CHARGE:                    [$5.00] PER MONTH [ALL] YEARS, PLUS [$0.00] PER THOUSAND OF
                                    STATED AMOUNT.  THIS LOAD APPLIES TO THE INITIAL STATED
                                    AMOUNT AND ANY APPLIED FOR INCREASES IN COVERAGE.  THE
                                    DURATION OF THE LOAD IS MEASURED FROM THE SEGMENT EFFECTIVE
                                    DATE.

RATE CLASS:                         MALE PREFERRED NONSMOKER

                                    PAGE 3(A)

                                 POLICY SUMMARY

POLICY NUMBER:                      STATED AMOUNT:          $ 100,000
INSURED :   JOHN DOE                POLICY DATE:            MAY 01, 1999
AGE:        35                      ISSUE DATE:             MAY 01, 1999
                                    MATURITY DATE:          MAY 01, 2064
                                    MONTHLY DEDUCTION DAY:  1ST DAY OF MONTH

--------------------------------------------------------------------------------
SEPARATE ACCOUNT:
THE TRAVELERS FUND UL FOR VARIABLE LIFE INSURANCE

--------------------------------------------------------------------------------

                               INVESTMENT OPTIONS:

[ALLIANCE GROWTH PORTFOLIO
AMERICAN ODYSSEY INTERMEDIATE BOND FUND
BANKERS TRUST SMALL CAP INDEX FUND
JANUS CAPITAL APPRECIATION FUND
DELAWARE PREMIUM SMALL CAP VALUE SERIES
DREYFUS CAPITAL APPRECIATION PORTFOLIO
DREYFUS SMALL CAP PORTFOLIO
DREYFUS STOCK INDEX
FIDELITY EQUITY INCOME
FIDELITY LARGE CAP PORTFOLIO
FIDELITY VIP II ASSET MANAGER PORTFOLIO
LAZARD INTERNATIONAL STOCK PORTFOLIO
MFS EMERGING GROWTH PORTFOLIO
MFS MID CAP GROWTH PORTFOLIO
MFS RESEARCH PORTFOLIO
MFS TOTAL RETURN PORTFOLIO
NWQ LARGE CAP PORTFOLIO
OPCAP OCC ACCUMULATION TRUST EQUITY PORTFOLIO
PUTNAM DIVERSIFIED INCOME PORTFOLIO
SALOMON BROTHERS CAP FUND
SALOMON BROTHERS STRATEGIC BOND FUND
SALOMON BROTHERS TOTAL RETURN FUND
STRATEGIC STOCK PORTFOLIO
TRAVELERS CONVERTIBLE BOND PORTFOLIO
TRAVELERS HIGH YIELD BOND TRUST
TRAVELERS MONEY MARKET
TRAVELERS U.S. GOVERNMENT SECURITIES PORTFOLIO
WARBURG PINCUS TRUST EMERGING MARKETS PORTFOLIO

AIM CAPITAL APPRECIATION FUND
BANKERS TRUST EAFE INDEX FUND
DELAWARE INVESTMENTS REIT FUND
JANUS CAPITAL APPRECIATION FUND
JURIKA & VOYLES CORE EQUITY PORTFOLIO
MONTGOMERY VARIABLE SERIES
SALOMON BROS INVESTORS FUND
SMITH BARNEY DIVERSIFIED STRATEGIC GROWTH PORTFOLIO
SMITH BARNEY LARGE CAPITALIZATION GROWTH PORTFOLIO
SMITH BARNEY INTERNATIONAL EQUITY PORTFOLIO
SOCIAL AWARENESS STOCK PORTFOLIO
STRONG SCHAEFER VALUE FUND II
TRAVELERS DISCIPLINED SMALL CAPITALIZATION PORTFOLIO
TRAVELERS DISCIPLINED MED. CAPITALIZATION PORTFOLIO
VAN KEMPEN AMERICAN CAPITALIZATION ENTERPRISE PORTFOLIO]


                                    PAGE 3(B)

                                 POLICY SUMMARY

POLICY NUMBER:                      STATED AMOUNT:          $ 100,000
INSURED :   JOHN DOE                POLICY DATE:            MAY 01, 1999
AGE:        35                      ISSUE DATE:             MAY 01, 1999
                                    MATURITY DATE:          MAY 01, 2064
                                    MONTHLY DEDUCTION DAY:  1ST DAY OF MONTH

--------------------------------------------------------------------------------

THE MAXIMUM INVESTMENT OPTION DAILY DEDUCTION FOR ALL INVESTMENT OPTIONS (IN BASIS POINTS) IS [.2055] FOR ALL POLICY YEARS.

INFORMATION ABOUT THE SEPARATE ACCOUNT IS PROVIDED IN THE PROSPECTUS FOR THE SEPARATE ACCOUNT. YOU SHOULD CAREFULLY REVIEW THE PROSPECTUS.

WE RESERVE THE RIGHT TO LIMIT FREE TRANSFERS AMONG THE INVESTMENT OPTIONS TO SIX TIMES IN ANY POLICY YEAR AND TO CHARGE A $10 FEE FOR EACH ADDITIONAL TRANSFER THAT WE ALLOW.

WE WILL ALLOCATE ANY NET PREMIUM TO ANY INVESTMENT OPTION WHICH HAD BEEN SELECTED DURING THE RIGHT TO CANCEL PERIOD.

PREMIUM FOR THE BASIC POLICY MAY BE PAID UNTIL THE MATURITY DATE. CHARGES FOR RIDERS ARE PAYABLE TO THE EXPIRY DATE. NO INSURANCE WILL BE IN EFFECT UNLESS AT LEAST ONE DEDUCTION AMOUNT HAS BEEN PAID.

INSURANCE UNDER THIS POLICY MAY END BEFORE THE MATURITY DATE IF PREMIUM PAYMENT AND/OR INVESTMENT EXPERIENCE ARE INSUFFICIENT TO CONTINUE INSURANCE TO SUCH DATE.

--------------------------------------------------------------------------------
           TABLE OF MAXIMUM MONTHLY GUARANTEED COST OF INSURANCE RATES
                   (MONTHLY RATE FOR EACH $1,000 OF COVERAGE)
--------------------------------------------------------------------------------

POLICY       MAXIMUM     POLICY      MAXIMUM      POLICY      MAXIMUM
YEAR           RATE       YEAR         RATE        YEAR         RATE
----         -------      ----       -------      ------      -------
  1           0.0181       23         1.0932        45         8.2619
  2           0.1935       24         1.1894        46         9.0119
  3           0.2077       25         1.2942        47         9.8582
  4           0.2236       26         1.4109        48        10.8223
  5           0.2420       27         1.5430        49        11.9024
  6           0.2629       28         1.6923        50        13.0775
  7           0.2854       29         1.8597        51        14.3247
  8           0.3097       30         2.0454        52        15.6263
  9           0.3365       31         2.2459        53        16.9762
 10           0.3649       32         2.4605        54        18.3754
 11           0.3950       33         2.6886        55        19.8343
 12           0.4277       34         2.9344        56        21.3788
 13           0.4620       35         3.2068        57        23.0518
 14           0.4989       36         3.5147        58        24.9371
 15           0.5399       37         3.8670        59        27.2442
 16           0.5852       38         4.2723        60        30.4453
 17           0.6381       39         4.7329        61        35.4922
 18           0.6968       40         5.2401        62        44.5151
 19           0.7640       41         5.7847        63        62.8314
 20           0.8380       42         6.3595        64        83.3333
 21           0.9180       43         6.9577        65        83.3333
 22           1.0030       44         7.5852
--------------------------------------------------------------------------------

RATE CLASS:  MALE PREFERRED NONSMOKER

THE RATES USED FOR THE COST OF INSURANCE DEDUCTION ARE GUARANTEED NOT TO EXCEED THE MAXIMUM RATES SHOWN ABOVE. THE RATES ARE BASED ON THE 1980 COMMISSIONER'S STANDARD ORDINARY MORTALITY TABLE. THE COST OF INSURANCE IS DEDUCTED ON THE MONTHLY DEDUCTION DAY.


                                  PAGE 3 (COI)

                                 POLICY SUMMARY

POLICY NUMBER:                      STATED AMOUNT:          $ 100,000
INSURED :   JOHN DOE                POLICY DATE:            MAY 01, 1999
AGE:        35                      ISSUE DATE:             MAY 01, 1999
                                    MATURITY DATE:          MAY 01, 2064
                                    MONTHLY DEDUCTION DAY:  1ST DAY OF MONTH

--------------------------------------------------------------------------------
MINIMUM AMOUNT INSURED: THE FOLLOWING PERCENTAGE OF THE CASH VALUE ARE THE
MINIMUM AMOUNT INSURED ON ANY POLICY ANNIVERSARY.
--------------------------------------------------------------------------------

POLICY       MAXIMUM     POLICY      MAXIMUM      POLICY      MAXIMUM
YEAR           RATE       YEAR         RATE        YEAR         RATE
----         -------      ----       -------      ------      -------
  1            250%        23          142%         45          105%
  2            250%        24          138%         46          105%
  3            250%        25          134%         47          105%
  4            250%        26          130%         48          105%
  5            250%        27          128%         49          105%
  6            250%        28          126%         50          105%
  7            243%        29          124%         51          105%
  8            236%        30          122%         52          105%
  9            229%        31          120%         53          105%
 10            222%        32          119%         54          105%
 11            215%        33          118%         55          105%
 12            209%        34          117%         56          104%
 13            203%        35          116%         57          103%
 14            197%        36          115%         58          102%
 15            191%        37          113%         59          101%
 16            185%        38          111%         60          101%
 17            178%        39          109%         61          101%
 18            171%        40          107%         62          101%
 19            164%        41          105%         63          101%
 20            157%        42          105%         64          101%
 21            150%        43          105%         65          100%
 22            146%        44          105%
--------------------------------------------------------------------------------

RATE CLASS:  MALE PREFERRED NONSMOKER


                                    PAGE 3(C)

                                   DEFINITIONS

ACCUMULATION UNIT: a standard of measurement used to determine the values in each Investment Option.

AGE:   the Insured's age as of the Insured's last birthday.

BENEFICIARY(IES): the person(s) named to receive the benefits of this policy at the Insured's death.

CASH SURRENDER VALUE: the Contract Value less any Indebtedness and applicable surrender penalties.

CONTRACT VALUE: the sum of the values held in the Investment Options, the Loan Account and the Fixed Account.

DEATH BENEFIT: the amount payable to the Beneficiary if the Insured dies while the policy is in force.

DEDUCTION AMOUNT: a monthly charge, deducted from the Contract Value, which is comprised of the cost of insurance charge and any other monthly charge shown on the Policy Summary and any charge for supplemental benefits.

DEDUCTION DAY: is the day of each month on which the Deduction Amount is deducted. Shown on the Policy Summary.

DUE PROOF OF THE INSURED'S DEATH: a copy of a certified death certificate; a copy of a certified decree of a court of a competent jurisdiction as to the finding of death; a written statement by a medical doctor who attended the deceased; or any other proof satisfactory to us.

FIXED ACCOUNT: a part of the General Account of the Company.

GENERAL ACCOUNT: the General Account is made up of all of our assets other than those held in any separate investment account.

IN WRITING:  in a written form satisfactory to us and received at Our Office.

INDEBTEDNESS: any amount you owe to us as a result of a policy loan. Indebtedness consists of principal amount plus any accrued interest.

INSURED: the person on whose life this policy is issued. Shown on the Policy Summary.

INVESTMENT OPTION: an open-ended management investment company, or a portfolio thereof, to which values may be directed under the Separate Account. Shown on the Policy Summary.

ISSUE DATE: the date on which we issue the policy. Shown on the Policy Summary.

LOAN ACCOUNT: the account to which we transfer the amount of any policy loan and to which we credit interest.

MATURITY DATE: an anniversary of the Policy Date on which the policy matures (see Maturity Benefit, page 5). Shown on the Policy Summary.

MAXIMUM INVESTMENT OPTION DAILY DEDUCTION: the maximum charge that we deduct from each Investment Option to cover our mortality and expense risk charges. Shown on the Policy Summary.

MINIMUM AMOUNT INSURED: a stated percentage of the Contract Value determined as of the first day of the Policy Month. Shown on the Policy Summary.

NET AMOUNT AT RISK: the Amount Insured for the month divided by the Death Benefit Interest Factor minus the Contract Value.

NET PREMIUM: actual premium minus the sales expense charges. The sales expense charge is shown on the Policy Summary. We may, at Our discretion, apply a lower percentage of premium charges.

OUR OFFICE: The Travelers Insurance Company, Policyholder Services, One Tower Square, Hartford, Connecticut 06183-5071 or any other office which we may designate for the purpose of administering this policy.

OWNER: The Owner has all rights under this Policy and is named in the Application.

POLICY ANNIVERSARY: an anniversary of the Policy Date.

POLICY DATE: the date on which the policy becomes effective. Shown on the Policy Summary.

POLICY MONTH: twelve one-month periods during the Policy Year, each of which begins on the Policy Date or the monthly Deduction Day.

POLICY YEAR: each successive twelve-month period; the first beginning with the Policy Date.

SEC:  the Securities and Exchange Commission.




     L-15311                         Page 4

SEPARATE ACCOUNT: an account which We established for this class of policies and certain other policies. The Separate Account is shown on the Policy Summary and is divided into segments that correspond to the Investment Options.

STATED AMOUNT: a dollar amount used to determine the Death Benefit of the policy. Shown on the Policy Summary.

VALUATION DATE: a day on which policy values are determined. This is any day on which the New York Stock Exchange is open for trading and we are open for business.

VALUATION PERIOD:  the period between successive valuations.

VARIABLE ACCOUNT: one or more Variable Accounts are named on the Policy Summary, each of which is a Separate Account.

WE, US, OUR:  The Travelers Insurance Company.

YOU, YOUR:  the owner(s) of this policy.


                             BENEFITS--BASIC POLICY

DEATH BENEFIT

Upon receipt at Our Office of Due Proof of the Insured's Death while the policy is in force, we will pay to the Beneficiary the Death Benefit of the policy. The Death Benefit will be the Amount Insured at the time of death, less any:

         1. Indebtedness; and

         2. amount payable to an assignee under a collateral assignment of the policy; and

         3. monthly Deduction Amount due but not paid.

The Death Benefit may be limited as provided under the Misstatement, Contest and Suicide provisions on Page 11 and 12 of this policy. The Death Benefit depends on the Death Benefit Option in effect at the date of death and any increase or decrease you have made to the Initial Stated Amount. Benefits provided by any rider attached to this policy will end according to the termination provision(s) therein.

MATURITY BENEFIT

If the Insured is living on the Maturity Date, we will pay you the Contract Value as of the Maturity Date, less any:

         1. Indebtedness;

         2. monthly Deduction Amount due but not paid; and

         3. amount payable to an assignee under a collateral assignment of the policy.

Upon maturity, insurance will end and we will have no other obligation under this policy.

DEATH BENEFIT OPTIONS AND AMOUNT INSURED
There are three Death Benefit Options, which are as follows:

Under Option 1 (the Level Death Benefit Option), the Amount Insured is the greater of the Stated Amount or any Minimum Amount Insured on the Insured's date of death.

Under Option 2 (the Variable Death Benefit Option), the Amount Insured is the greater of the Stated Amount plus the Contract Value, or any Minimum Amount Insured on the Insured's date of death.

Under Option 3 (the Annual Increase Option), the Amount Insured is the greater of :
1.  (a) plus (b) where:
    a. is the Stated Amount as of the Insured's date of death; and
    b. is the greater of zero and the lesser of (i) and (ii) where:
       (i) is the Option 3 maximum increase shown on the Policy Summary; and
       (ii)is the total premium payments less any partial surrenders (all accumulated to the Insured's date of death at the interest rate; or

2.  any Minimum Amount Insured on the Insured's date of death.



     L-15311                         Page 5

REQUESTED CHANGES IN DEATH BENEFIT OPTIONS

At any time after the first Policy Year, you may change your Death Benefit option under your policy from Option 1 to Option 2; or from Option 2 to Option 1; or from Option 3 to Option 1. You may not make a change to Option 3 or from Option 3 to Option 2. We will adjust the Stated Amount such that the Net Amount at Risk remains constant. The effective date of the change will be the Monthly Deduction Day on or following the date we approve the request for the change.

The remaining Amount Insured and the remaining Stated Amount in effect after any change may not be less than the respective minimum amounts shown on the Policy Summary.

REQUESTED CHANGES IN STATED AMOUNT

Increases -- At any time after the first Policy Year and prior to the earlier of the Insured's attaining the Maximum Change Age or his/her death, you may request an increase to the Stated Amount. The minimum amount of the increase is $5,000. The request must be made In Writing to Our Office. The increase will be effective on the date shown on the supplemental Policy Summary we will send you. We will require evidence of insurability satisfactory to us if you request an increase. We reserve the right to limit the number of increases to the Stated Amount to one each policy year.

Decreases -- At any time after the first Policy Year, you may request a decrease to the Stated Amount. The decrease will be effective on the later of the monthly Deduction Day on or following our receipt of your request at Our Office, or the monthly Deduction Day on or immediately following the date you request it to be effective. We reserve the right to limit the number of decreases to the Stated Amount to one each policy year.

The decrease will be applied as follows: first against the most recent increase in the Stated Amount; then to other increases in the Stated Amount in the reverse order in which they occurred; and last, to the Initial Stated Amount.

After any change, the Stated Amount in effect may not be less than the Minimum Stated Amount shown on the Policy Summary or which would disqualify this policy as a contract for life insurance. We will send you a supplemental Policy Summary reflecting any change.

                                  POLICY VALUES

CONTRACT VALUE

The Contract Value on the Policy Date is equal to the Net Premium. On each Valuation Date, the Contract Value is equal to the sum of the accumulated values in the Investment Options and the Fixed Account plus any Loan Account value. The accumulated value of an Investment Option equals a times b where:

          a is the number of Accumulation Units on the Valuation Date; and

          b is the then current Accumulation Unit Value for that Investment
            Option.

Policy values on other days are calculated in a manner consistent with this method.

DEDUCTION AMOUNT

The first monthly Deduction Day is the Policy Date. The monthly Deduction Day is shown on the Policy Summary.

The Deduction Amount will be charged monthly against each Investment Option and the Fixed Account in proportion to the value of each Investment Option and the Fixed Account on each monthly Deduction Day. The Deduction Amount is equal to:

         1. the cost of insurance; plus

         2. the charge(s) associated with any rider(s); plus

         3. the administrative charge shown on the Policy Summary; plus

         4. the cost of supplemental benefits,if any, for which a separate charge is shown on the Policy Summary; plus

         5. any other applicable charges shown on the Policy Summary.



     L-15311                         Page 6

The maximum guaranteed cost of insurance for any month is equal to c times the result of a minus b where:

            a is the Amount Insured for the month divided by the Death Benefit Interest Factor shown on the Policy Summary;

            b  is the Contract Value on the monthly Deduction Day;

            c is the cost shown in the Maximum Monthly Guaranteed Cost of Insurance table on the Policy Summary at the Insured's age, divided by $1,000.

The maximum guaranteed cost of insurance rates shown on the Policy Summary are based on the Insured's age, sex and rate class for the Initial Stated Amount and each increase in the Stated Amount. We may use rates lower than those shown. We will base any future changes in these rates only on our future expectations as to investment earnings, mortality, expenses and persistency.

The monthly Deduction Amount for the following month will be taken out of the Contract Value on the monthly Deduction Day shown on the Policy Summary. If the Cash Surrender Value is not enough to pay the Deduction Amount due and no further premiums are paid, the Grace Period will go into effect (see Grace Period, Page 10).

CASH SURRENDER VALUE

The Cash Surrender Value is equal to the Contract Value less any Loan Account value and applicable surrender penalties as shown on the Policy Summary. It will not be less than the minimum Cash Surrender Value required by the insurance laws of the state in which this policy is delivered. A detailed statement of the method of calculating the Cash Surrender Values has been filed with the insurance department of the state in which this policy is delivered.

CASH SURRENDER

While the Insured is living and this policy is in force, you may request, In Writing, a full or partial surrender. You may do so without the consent of any Beneficiary, unless irrevocably named. We will calculate your Cash Surrender Value as of the day we receive your request In Writing and will pay this amount within seven days after such request. Surrender charges apply as shown on the Policy Summary.

If you request a full surrender, the policy will end on the effective date of the surrender.

A partial surrender may be made at any time after the first Policy Year while this policy is in force. We will not make a partial surrender to you for less than the Minimum Partial Surrender Amount shown on the Policy Summary. The amount of any partial cash surrender may not exceed the Cash Surrender Value. If you request a partial surrender, the Contract Value will be reduced by the amount surrendered, including any applicable surrender penalty. We will reduce the Stated Amount by the amount necessary to prevent an increase in the Net Amount at Risk. The Death Benefit and Amount Insured will also be reduced as a result of the Cash Surrender. The deduction from the Contract Value will be made on a pro-rata basis against the Contract Value of each Investment Option unless you request otherwise In Writing. Partial Surrenders will be transferred from the Fixed Account only when insufficient amounts are available in your Investment Options. After the reduction, the Amount Insured must be no less than the Minimum Amount Insured shown on the Policy Summary.

POLICY LOANS

We will make a loan to you with the policy as security if you assign this policy to us while it is in force. The loan must be requested In Writing. The amount of the loan and all existing Indebtedness may not be more than the maximum loan value shown on the Policy Summary as of the loan date. The loan date is the date we process the loan. We will not make a loan to you or increase an outstanding loan for less than the Minimum Loan Amount shown on the Policy Summary.

The loan interest rate is shown on the Policy Summary. Interest is charged daily and is payable at the end of each Policy Year. Unpaid interest will be added to existing Indebtedness as of the due date and will be charged interest at the same rate as the rest of the loan.

When you take a loan, we will transfer an amount equal to the Policy Loan from the Investment Options to the Loan Account in proportion to the Contract Value in each Investment Option as of the loan date. Loan Amounts will be transferred from the Fixed Account only when insufficient amounts are available in the Investment Options. Any loan

L-15311                              Page 7
interest that becomes due and unpaid will also be transferred. The Loan Account will be maintained while a loan is outstanding and will be credited interest at a rate at least equal to the Annual Interest Rate Credited to Loan Accounts as shown on the Policy Summary.

While the Insured is living and the policy is still in effect, all or part of any loan may be repaid. Payment received while there is an outstanding loan on the policy will be applied as follows: first towards repayment of any loan interest due; next toward repayment of the loan principal; and last as a premium payment to the policy. When you repay part or all of the loan, we will transfer an amount equal to the amount you repay from the Loan Account to the Investment Options or the Fixed Account. We reserve the right to require that any loan repayments resulting from loans transferred from the Fixed Account must be allocated to the Fixed Account; otherwise loan repayments will be allocated among the Investment Options using the Fund allocation factors in effect on the date of the repayment.

The Grace Period provision will go into effect if the Indebtedness exceeds the Contract Value less applicable surrender charges.

                        PREMIUM AND VALUATION PROVISIONS

PREMIUM

An initial lump sum premium payment must be made to the policy and is due and payable before the policy becomes effective. All premiums are payable at Our Office or to one of our authorized representatives.

PREMIUM ALLOCATION

Net Premiums will be allocated among the Investment Options and the Fixed Account based upon the allocation that you choose. Any allocation must be at least 5% and must be a whole percentage, with the sum of the fund allocations equal to 100%.

Any subsequent Net Premiums will be allocated according to your most recently chosen factors.

You may change the allocation for future Net Premiums at any time while your policy is in force. To do so, you must notify us In Writing. The change will take effect on the date we receive your written request.

ADDITIONAL PREMIUM PAYMENTS

You may make additional premium payments at any time while your policy is in force. We reserve the right to require evidence of insurability before accepting additional premium payments which result in an increased net amount at risk.

We will return any additional premium payments made which would exceed the limits prescribed by federal income tax laws or regulations which would prevent the policy from qualifying as life insurance.


                            FIXED ACCOUNT PROVISIONS

The Fixed Account is funded by the General Account of the Company. In addition to allocating your Net Premiums to the Investment Options, you may direct all or part of your Net Premiums into the Fixed Account.

The accumulated value in the Fixed Account is zero unless some or all of the Contract Value is allocated to the Fixed Account. The accumulated value in the Fixed Account on the Policy Date is equal to the portion of the net premium allocated to the Fixed Account. Interest will be credited daily on any Contract Value allocated to the Fixed Account and the portion of the Fixed Account's Deduction Amount will be charged monthly. The guaranteed minimum annual effective rate is shown on the Policy Summary. Interest in excess of the minimum guaranteed may be credited.

You may transfer amounts between the Fixed Account and the Investment Options without penalty or adjustment, subject to the following limitations. We reserve the right to limit the number of transfers between the Fixed and Separate Account to two in any Policy Year.

Transfers from the Fixed Account must be made within 30 days after your Policy Anniversary or semi-anniversary. We reserve the right to limit the amount transferred from the Fixed Account to the Investment Options to 25% of the Contract Value in the Fixed Account.


L-15311                              Page 8

Transfers to the Fixed Account may not be made prior to the first Policy Anniversary or within 12 months of any prior transfer. We reserve the right to restrict the amount transferred to the Fixed Account to 20% of the portion of the Contract Value attributable to the Investment Options at the end of the prior Valuation Period. We reserve the right to refuse transfers to the Fixed Account if the Fixed Account is greater than or equal to 30% of the Contract Value.


                        SEPARATE ACCOUNT OPTION VALUATION

ACCUMULATION UNITS

The number of Accumulation Units to be credited to each Investment Option once a premium payment has been received by us will be determined by dividing the premium applied to that Investment Option by the current Accumulation Unit Value of that Investment Option.

ACCUMULATION UNIT VALUE

The value of an Accumulation Unit for each Investment Option was initially set at $1.00. We will determine the Accumulation Unit value for each Investment Option on each Valuation Date by multiplying the value on the immediately preceding Valuation Date by the corresponding net investment factor (see Net Investment Factor provision, Page 9) for that Investment Option for the Valuation Period just ended.

The value of an Accumulation Unit on any date other than a Valuation Date will be equal to its value as of the next Valuation Date.

NET INVESTMENT FACTOR

The net investment factor is a factor applied to measure the investment performance of an Investment Option from one Valuation Period to the next. The net investment factor for an Investment Option for any Valuation Period is determined by dividing a by b and subtracting c where:

            a is

            1. the net asset value per share of the Investment Option as of the Valuation Date; plus

            2. the per-share amount of any dividend or capital gain distributions by the Investment Option if the ex-dividend date occurs in the Valuation Period just ended; plus or minus

            3. a per-share charge or credit, as we may determine on the Valuation Date for tax reserves; and

            b is

            1. the net asset value per share of the Investment Option as of the last prior Valuation Date; plus or minus

            2. the per-share or per-unit charge or credit for tax reserves as of the end of the last prior Valuation Date; and

            c is the applicable Investment Option deduction for the Valuation
                 Period.

Assets in each Investment Option will be valued at fair market value in accordance with accepted accounting practices and applicable laws and regulations.


                      TRANSFERS BETWEEN INVESTMENT OPTIONS

As long as this policy is in effect, you may request that we transfer all or a part of the Contract Value (minus Loan Account value) from an Investment Option to any other Investment Option available under this policy at the time of request. Such transfers must be in accordance with our rules. We reserve the right to limit the number of free transfers between Investment Options as shown on the Policy Summary. We reserve the right to charge the reasonable administrative fee specified on the Policy Summary for transfers beyond that number.

Transfers between Investment Options will result in the addition or deletion of Accumulation Units having a total value equal to the dollar amount being transferred to or from a particular Investment Option. The number of Accumulation Units will be determined by dividing the amount transferred by the Accumulation Unit Value of the Investment Options involved as of the next Valuation Date after we receive your request for transfer at Our Office.


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For transfers to and from the Fixed Account, please see the Fixed Account Provision.

            CONTINUATION OF INSURANCE, GRACE PERIOD AND REINSTATEMENT

CONTINUATION OF INSURANCE

Subject to the Grace Period provision below, if sufficient premium payments are not made, this policy will continue until the day on which the Cash Surrender Value would not be enough to pay the monthly Deduction Amount due, or until the Maturity Date, if earlier. The Continuation of Insurance benefit will not be less than the minimum benefit required by the insurance laws of the state in which this policy is delivered.

GRACE PERIOD

Thirty days after the Cash Surrender Value is insufficient to pay the Deduction Amount due, we will send you a notice of required premium to your last known address. If the required premium is not paid within 31 days after the notice is sent, the policy will lapse. The policy will have no Contract Value. The policy will continue through the Grace Period, but if the required payment has not been received at Our Office, the policy will terminate at the end of the Grace Period. If the Insured dies during the Grace Period, the Death Benefit payable will be reduced by any Deduction Amount due but not paid and by any Indebtedness.

REINSTATEMENT

This policy may be reinstated at any time within three years from the date to which the monthly Deduction Amount had been paid, if:

         1. the policy was not surrendered for cash; and

         2. evidence of insurability acceptable to us is furnished; and

         3. all monthly Deduction Amounts past due are paid; and

         4. premium at least equal to the following three monthly Deduction Amounts is paid; and

         5. all Indebtedness is repaid or restored.

Upon reinstatement, the Contract Value of the policy prior to applying any premiums or loan repayments will be the Contract Value at the end of the Grace Period.

The effective date of the reinstated policy will be the Deduction Date on or next following the date the application for reinstatement is approved by us.

Unless you have specified otherwise, all amounts will be allocated based on the Fund allocation factors in effect at the start of the Grace Period.


                                 EXCHANGE OPTION

At any time during the first two Policy Years, you may request, In Writing, to elect to irrevocably transfer all Investment Option Contract Values to the Fixed Account.

Upon election of this option, no future transfers to the Investment Options will be allowed and all future premiums will be allocated to the Fixed Account.


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Upon election of this option, future Contract Values will not be affected by the investment experience of any Separate Account. No evidence of insurability is required to exercise this option.


                                OWNERSHIP RIGHTS

OWNERSHIP

The original owner(s) is (are) shown on the application(s). During the Insured's lifetime, you may, without the consent of any Beneficiary unless irrevocably named, exercise all rights and options that this policy provides and that we permit.

Ownership is transferable by assignment. No assignment is binding on us until we receive a copy of the assignment In Writing. We will not determine if an assignment is valid. Proof of interest must be filed with any claim under a collateral assignment.

BENEFICIARY

The original Beneficiary is stated in the application. Unless the Beneficiary is irrevocably named, you may name a new Beneficiary during the Insured's lifetime and while this policy is in force by notifying us In Writing. Any change will be effective from the date you signed the notice of change, even if the Insured is not living when we receive the notice. We will have no further responsibility for any payment we made before we received the notice at Our Office.

If no Beneficiary survives the Insured, you will be the Beneficiary. If you are the Insured, your estate will be the Beneficiary. The rights of any collateral assignee may affect the interest of the Beneficiary.


                               GENERAL PROVISIONS

ENTIRE CONTRACT

The entire contract consists of this policy and the application, a copy of which is attached. The policy is issued in consideration of the application and the payment of premium. We will not use any statement to void this policy or to deny a claim under it, unless that statement is contained in an attached written application. All statements in the application will be considered as being made to the best knowledge and belief of the applicant and not as promises of truth.

CHANGES

This policy may only be altered by a written agreement signed by one of our officers.

NO  DIVIDENDS

This policy is non-participating. It does not share in our surplus earnings, so you will receive no dividends under it.

MISSTATEMENT

If the age and/or sex of the Insured was incorrectly stated in the application, all benefits will be adjusted to the amount which the premiums paid would have purchased at the correct age and/or sex, based on the most recent cost of insurance charge.

Proof of age may be filed at any time at Our Office.

SUICIDE

If, within two years from the Issue Date, the Insured dies due to suicide, while sane or insane, the Death Benefit will be limited to the premiums paid, less any Loan Account value and amount of any partial surrenders.


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If you have applied for an increase to the Stated Amount, this Suicide provision will be measured from the effective date of the increase with respect to payment of the increase amount.

If this policy is reinstated, this Suicide provision will be measured from the reinstatement date.

CONTEST

No misstatements made in any application for this policy will be used to contest payment of any Death Benefit after the policy has been in force during the Insured's lifetime for two years from the Issue Date.

If you have applied for an increase to the Stated Amount, this Contest provision will be measured from the effective date of the increase with respect to payment of the increase amount.

If this policy is reinstated, this Contest provision will be measured from the reinstatement date.

SEPARATE ACCOUNT

We have exclusive and absolute ownership and control of the assets of the Separate Account and its Investment Options. The assets of the Separate Account will be available to cover the liabilities of our general account only to the extent that those assets exceed the reserves and other policy liabilities of the Separate Account arising under the variable life insurance policies supported by the Separate Account. The assets of the Separate Account will be valued on each Valuation Date. Our determination of the value of an Accumulation Unit by the method described in the policy will be conclusive. To the extent required by law, the investment policy of the Separate Account will not be changed without the approval of the Insurance Commissioner of Connecticut. This approval process is on file with the Commissioner of the state where this policy is issued for delivery.

SUBSTITUTION OF SEPARATE ACCOUNT OR INVESTMENT OPTION

If the use of a Separate Account or Investment Option is no longer possible, or in our judgment becomes inappropriate for the purposes of this policy, we may substitute another Separate Account or Investment Option without your consent. Substitution may be made with respect to both existing premium payments and investment of future premium payments. However, no such substitution will be made without notice to you and without prior approval of the Securities and Exchange Commission and the approval of the Insurance Commissioner of the state where this policy is issued for delivery, to the extent required by law. We may also add other Investment Options under the policy.

EMERGENCY PROCEDURE

We reserve the right to suspend or postpone the date of any payment of any benefit or values (including the payments of cash surrenders and policy loans)
(1) when the New York Stock Exchange is closed (except for holidays or weekends); (2) when trading on the Exchange is restricted; (3) when an emergency exists as determined by the Securities and Exchange Commission so that disposal of the securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's net assets; or (4) when the Securities and Exchange Commission has ordered that the right of surrender be suspended for your protection; or (5) during any other period when the Securities and Exchange Commission, by order, so permits for your protection. We reserve the right to suspend or postpone the date of any payment of any benefit or values (including the payments of cash surrenders and policy loans) for up to six months when policy values are being withdrawn from the Fixed Account. Any provision of this policy which specifies a Valuation Date or provides for surrenders or loans will be superseded by this Emergency Procedure.

VOTING RIGHTS

You, or the Beneficiary after the Insured's death, will be entitled to certain voting rights with respect to the Investment Options to which you have allocated premiums.

If current law requires, you will be entitled to instruct us how to vote at meetings of the shareholders of the Investment Options. We will determine the number of votes to which you will be entitled to instruct us. If there is a change in the law which permits us to vote the shares of the Investment Options without direction from you, we reserve the right to do so.



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MATURITY OF AN INVESTMENT OPTION

If any Contract Value is attributable to an Investment Option having a specified maturity date, the Contract Value in that Investment Option as of such maturity date will be allocated to the money market Investment Option specified on the Policy Summary, unless you request otherwise. We will send written notice to your last known address at least thirty days in advance of the maturity date of that Investment Option. To select an allocation to an Investment Option other than the money market Investment Option, we must receive your notification In Writing at least seven days before the maturity date of that Investment Option.

ANNUAL STATEMENT

As often as required by law, but at least once in each Policy Year, we will send you a statement showing:

         1. the Contract Value, Stated Amount and Amount Insured; and

         2. the premiums paid, deductions, surrenders and loans made during the preceding Policy Year; and

         3. total Loan Account value.

ILLUSTRATIVE REPORTS

You may request an up-to-date illustrative report of values based on past results and current assumptions.

We will provide the illustrative report within a reasonable time. We may charge a reasonable service fee, not to exceed $15 (unless prohibited by state law).





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                          INSURED TERM INSURANCE RIDER

This Rider is made a part of the policy to which it is attached. Except where this Rider provides otherwise, it is subject to all conditions of the policy. This Rider has no contract value associated with it.

DEFINITIONS

Base Death Benefit - The maximum of (a) and (b) where: (a) is the Stated Amount of the policy and (b) is the minimum Insurance Amount.

Insured - The Insured as specified in the Policy Summary.

Insured Term Benefit - The amount equal to the greater of (a) or (b) where (a) is the Target Stated Amount less the Base Policy Death Benefit and (b) is equal to zero.

Stated Term Amount - Initial Target Stated Amount less Initial Stated Amount.

Target Stated Amount - The total amount of insurance coverage, including both the base policy and the term insurance. The initial Target Stated Amount is shown on the Policy Summary. No increases to the Insured Term Benefit amount will be allowed.

BENEFIT

If the Insured's death occurs while the policy and this Rider are in force, then We will pay the Insured Term Benefit to the Beneficiary upon Our receipt of Due Proof of the Insured's death. We will deduct from the Insured Term Benefit any unpaid charges accruing to Us at the time of death. If no Beneficiary survives the Insured, You will be the Beneficiary. If You are the Insured, Your estate will be the Beneficiary. The rights of any collateral assignee may affect the interest of the Beneficiary.

CHANGE IN TARGET STATED AMOUNT

You may request an increase or a decrease in your Target Stated Amount. An increase to the Target Stated Amount will be allocated amongst the Stated Amount and the Stated Term Amount in proportion to the amounts on the Issue Date. The minimum amount of increase in the Target Stated Amount is the Minimum Insurance Amount as shown on the Policy Summary.

TERM

Subject to the Termination provision, this Rider is effective until the Rider Expiry Date shown on the Policy Summary.

CHARGE

This Rider is issued in consideration of the application for it and the deduction of the additional charge as shown on the Policy Summary. The maximum additional charge per $1,000 is equal to the Guaranteed Cost of Insurance Rates. We may use rates less than those shown, which will be based upon Our expectations as to future experience.

The cost per $1,000 of the Insured Term Benefit is determined on each Deduction Day. It is based on the age, sex, rate class and duration of the Insured.

ISSUE DATE

The Issue Date of this Rider is the same as that of the policy unless otherwise shown on the Policy Summary.

CONTEST

When applied to this Rider, this provision will be measured from the Issue Date of the Rider.

MISSTATEMENT

If the age and/or sex of the Insured was incorrectly stated in the application, all benefits under this Rider will be adjusted to the amount that the charge paid would have purchased at the correct age and/or sex.

SUICIDE

If within two years from the Issue Date of this Rider, the Insured's death occurs and is due to suicide while sane or insane, the amount payable under this Rider will be limited to the charges paid under this Rider.


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TERMINATION

This Rider will terminate on the earliest of:

1. subject to the Grace Period provision of the policy, the date on which the Cash Surrender Value would not be enough to pay charges due for the policy and the Rider; or
2.    the policy termination or maturity; or
3.    the Rider Expiry Date.

                                             THE TRAVELERS INSURANCE COMPANY

                                                   /s/ M.A. CARPENTER

                                                        President



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